SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549


FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 18, 2003



Weirton Steel Corporation
(Exact name of registrant as specified in its charter)



Delaware              1-10244               06-1075442
(State or other jurisdiction (Commission    (IRS Employer
of incorporation or           File Number)   Identification
organization)                                    No.)


400 Three Springs Drive
Weirton, West Virginia                  26062-4997
(Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code  (304) 797-2000




Item 5.  Other Events and Regulation FD Disclosure.

     On July 18, 2003, the Registrant released its earnings report for the second quarter 2003. The press release for the earnings report is attached hereto.


ATTACHMENT.


Contact:
Rick Garan,
Assistant Treasurer
(304) 797-2728


FOR IMMEDIATE RELEASE         JULY 18, 2003

SECOND QUARTER 2003 RESULTS


  Weirton, WV. - Weirton Steel Corporation (OTCBB: WRTL) today reported a net loss of $44.2 million for the second quarter of 2003, or $1.05 per diluted share, which included an extraordinary gain related to the early extinguishment of debt of $6.8 million, or $0.16 per diluted share. During the second quarter 2003 Weirton recognized the following: a $2.1 million charge related to the write-off of deferred financing fees as the result of the pay-off of the Senior Credit Facility, a $4.1 million charge due to the write-down of certain fixed assets and $2.6 million of reorganization expenses related to the Company's on-going Chapter 11 reorganization. The charges in the second quarter of 2003 were partially offset by a reductin in interest expense of $4.4 million resulting from the exchange offer completed during the second quarter of 2002. In addition, after filing for Chapter 11 protection, the Company no longer accrues for interest expense on unsecured and undersecured debt.

  This compares with a net loss of $35.8 million, or $0.85 per diluted share for the second quarter 2002, which included an extraordinary gain on the early extinguishment of debt of $0.2 million, the sale of the company's excess nitrogen oxide (Nox) allowances for $4.4 million and a tax refund of $3.5 million. Net sales in the second quarter of 2003 were $243.1 million on shipments of 523,100 tons, compared to $251.0 million on 579,300 tons of shipments for the same period in 2002.

  The Company recorded a net loss of $119.0 million for the first half of 2003, or $2.83 per diluted share, which included an extraordinary gain related to the early extinguishment of debt of $6.8 million, or $0.16 per diluted share. Additionally, the first half results included the 2003 second quarter items mentioned above and a pension curtailment charge of $38.8 million related to a freeze of further benefit accruals under the Company's defined benefit pension plan. The 2003 first half charges were partially offset by the sale of the company's excess nitrogen oxide (Nox) allowances for $1.3 million and the reduction in interest expense of $10.7 million resulting from the exchange offer completed during the second quarter of 2002 and, after filing for Chapter 11 protection, the Company no longer accrues for interest expense on unsecured and undersecured debt. The Company also recorded another comprehensive loss of $15.3 million in the first half of 2003 as a result of the pension plan's accumulated benefit obligation exceeding plan assets.

  This compares with a net loss of $80.4 million for the first half of 2002, or $1.92 per diluted share. Last year's first half results included the sale of Prudential common stock for $3.2 million as a result of Prudential's demutualization in addition to the non-recurring items mentioned above. Net sales for the first half of 2003 were $503.0 million on shipments of 1,076,300 tons compared to $487.0 million on shipments of 1,145,000 tons for the same period last year.

  As previously reported, the Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code on May 19, 2003. Continued weak demand and falling selling prices for sheet products combined with increased raw material and overwhelming post-retirement obligations, which include pension funding, retiree healthcare benefits and life insurance, known as legacy costs were the prevailing circumstances leading to the bankruptcy filing.

  The Company obtained a $225.0 million debtor-in-possession (the 'DIP Facility') financing facility on May 19, 2003, which was subsequently approved by the bankruptcy court. Total liquidity (amount available under the DIP Facility plus unrestricted cash) at June 30, 2003 was $50.4 million.

  Weirton Steel is a major integrated producer of flat rolled carbon steel with principal product lines consisting of tin mill products and sheet products. The Company is the second largest domestic producer of tin mill products with approximately 25% of the domestic market share.


Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Weirton Steel Corporation from time to time makes forward-looking statements in reports filed with the Securities and Exchange Commission (the 'SEC'). These forward-looking statements may extend to matters such as statements concerning its projected levels of sales, shipments and income, cash flows, pricing trends, anticipated cost-reductions, product mix, anticipated capital expenditures and other future plans and strategies.

  As permitted by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Weirton is identifying in this release important factors that could cause Weirton's actual results to differ materially from those projected in these forward-looking statements. These factors include, but are not necessarily limited to:

  Bankruptcy factors:

  our ability to continue as a going concern;

  our ability to operate pursuant to the terms of the DIP Facility;

  Our ability to obtain Court approval with respect to motions in the Chapter 11 proceeding from time to time;

  our ability to develop, negotiate, prosecute, confirm and consummate one or more plans of reorganization with respect to our Chapter 11 case;

  risks associated with third parties seeking and obtaining court approval to terminate or shorten the exlusivity period that we have to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert our case to a Chapter 7 case;

  our ability to obtain and maintain normal terms with vendors and service providers;

  our ability to maintain contracts that are critical to our operations;

  our ability to maintain the services of managers and other key employees;

  The potential adverse impact of the Chapter 11 cases on our liquidity or results of operations; and

  our ability to develop, fund and execute our revised business plan.

  General Factors:

  Weirton's highly leveraged capital structure and its ability to obtain new capital at reasonable costs and terms;

  employment matters, including costs and uncertainties associated with Weirton's collective bargaining agreements, and employee postemployment and retirement obligations;

  the high capital requirements associated with integrated steel facilities;

  availability, prices and terms associated with raw materials, supplies, utilities and other services and items required by Weirton's operations'

  The sensitivity of Weirton's results to relatively small changes in the prices it obtains for its products;

  intense competition due to excess global steel capacity, low-cost domestic steel producers, imports (especially unfairly-traded imports) and substitute materials;

  whether Weirton will continue to operate under its current organizational structure;

  the effects of the currently ongoing major steel industry consolidation effort and how they will relate to Weirton;

  changes in customer spending patterns, supplier choices and demand for steel products;

  the effect of planned and unplanned outages in Weirton's operations;

  the potential impact of strikes or work stoppages at facilities of Weirton's customers and suppliers;

  the consolidation of many of Weirton's customers and suppliers;

  the significant costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements;

  the effect of possible future closure or exit of businesses; and

  the effect of existing and possible future lawsuits filed against Weirton.

  The forward-looking statements included in this release are based on information available to Weirton as of the date of this release.
  Weirton does not undertake to update any forward-looking statements that may be made from time to time by Weirton or its representatives.





UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
LOSS
(Dollars in thousands, except per share data)

                              Three Months Ended
                                   June 30,
                              2003      2002
                              --------------------

NET SALES                     $243,096  $250,956

OPERATING COSTS:
Cost of Sales                  258,125   260,815
Selling,General and
Administrative Expenses          5,891     6,362
Depreciation                    15,528    17,142
Pension Curtailment          -           -
Total Operating Costs          279,544   284,319

LOSS FROM OPERATIONS           (36,448)  (33,363)

Reorganization Items            (2,649)       -
Income(loss)from unconsol-
idated subsidiaries               (729)      945
Interest expense (contractual    (7,035)   (11,390)
interest expense for the three
and six months ended June 30,
2003 was $7,617 and $12,579,
respectively.)

Other income(loss), net         (4,097)      4,380

LOSS BEFORE INCOME TAXES
and EXTRAORDINARY ITEM         (50,958)    (39,428)
Income tax provision(benefit)      -        (3,475)

LOSS BEFORE EXTRAORDINARY ITEM  (50,958)    (35,953)
Extraordinary gain on early
extinguishment of debt            6,777       153

NET LOSS                        (44,181)  (35,800)

OTHER COMPREHENSIVE LOSS:
Additional minimum pension
  liability                    -               -
                                --------   ---------
   COMPREHENSIVE LOSS           $(44,181) $(35,800)
                               ========     =======

PER SHARE DATA:
Weighted average number of
common shares (in thousands):
  Basic                           42,077    41,936
  Diluted                         42,077    41,936

Basic earnings per share:
Loss before extraordinary item   $ (1.21)  $ (0.85)
Gain on early extinguishment
  of debt                           0.16        -
  Net loss per share             $ (1.05)  $ (0.85)
                                 ========  ========
Diluted earnings per share:
Loss before extraordinary item   $ (1.21)  $ (0.85)
Gain on early extinguishment
   Of debt                          0.16         -
   Net loss per share            $ (1.05)  $ (0.85)
                                 ========  ========

NET SHIPMENTS IN TONS             523,100   579,300




                              Six Months Ended
                                   June 30,
                              2003      2002
                           --------------------

NET SALES                     $502,950  $487,006

OPERATING COSTS:
Cost of Sales                  529,867   511,143
Selling,General and
Administrative Expenses         11,944    12,588
Depreciation                    30,011    33,054
Pension Curtailment             38,803        -
  Total Operating Costs        610,625   556,785

LOSS FROM OPERATIONS          (107,675)  (69,779)

Reorganization Items            (2,649)       -
Income(loss)from unconsol-
     idated subsidiaries          (646)    1,115
Interest expense               (11,997)   (22,692)
Other income(loss), net         (2,804)     7,292

LOSS BEFORE INCOME TAXES
and EXTRAORDINARY ITEM         (125,771)  (84,064)
Income tax provision(benefit)     -        (3,475)

LOSS BEFORE EXTRAORDINARY ITEM (125,771)  (80,589)
Extraordinary gain on early
extinguishment of debt            6,777       153

 NET LOSS                      (118,994)  (80,436)

OTHER COMPREHENSIVE LOSS:
Additional minimum pension
      liability                 (15,345)       -
                                --------  ---------
COMPREHENSIVE LOSS            $(134,339)  $(80,436)
                               ========     =======

PER SHARE DATA:
Weighted average number of
common shares (in thousands):
 Basic                           42,077     41,935
 Diluted                         42,077     41,935

Basic earnings per share:
Loss before extraordinary item  $ (2.99)    $ (1.92)
Gain on early extinguishment
 of debt                           0.16        -
 Net loss per share             $ (2.83)    $ (1.92)
                                ========    ========
Diluted earnings per share:
Loss before extraordinary item  $ (2.99)    $ (1.92)
Gain on early extinguishment
  of debt                          0.16         -
 Net loss per share            $ (2.83)     $ (1.92)
                               ========     ========

NET SHIPMENTS IN TONS         1,076,300    1,145,000